EXHIBIT 99.1

For information contact:
Wayne Pratt
Vice President, Chief Financial Officer
Brillian Corporation
(602) 389-8797
wayne.pratt@brilliancorp.com

BRILLIAN ANNOUNCES DISRUPTION IN HDTV SHIPMENTS DUE TO DELAY IN MANUFACTURING RAMP

TEMPE, ARIZ., September 9, 2004 - Brillian Corporation (NASDAQ: BRLC), a designer and developer of rear-projection, high-definition televisions based on its proprietary Gen II liquid crystal on silicon (LCoSTM) microdisplays, today announced a delay in shipments of its new HDTV product.

“As planned, we started shipping our first HDTV product during the third quarter. However, production of the light engine used in our 65-inch, 720p platform has not met our volume production requirements.” said Vincent F. Sollitto, Jr., President and CEO of Brillian. “Brillian has worked closely with its supplier to solve these issues and has developed a plan to enable volume production and customer shipments to re-commence in early October. All other components associated with our HDTV launch have been released for volume production, including our Gen II LCoS™ microdisplays.”

“JDS Uniphase is 100% committed to customer satisfaction.” said George “Hoss” Christensen, Senior Vice President of the Laser, Optics, and Display product group at JDS Uniphase. “We remain fully committed to our light engine program and are supporting Brillian by dedicating substantial resources and expertise to the improvement of the integration of our technologies and manufacturing yields.”

About Brillian Corporation
Brillian Corporation designs and develops rear-projection HDTVs targeted at retailers and end user customers looking for breakthrough performance and image quality that sets a benchmark in HDTV price/performance. The company is the first and only provider of LCoSTM Gen II technology used in these products. In addition to its high-definition televisions, Brillian also offers a broad line of LCoSTM microdisplay products and subsystems that original equipment manufacturers (OEMs) integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoSTM Gen I and LCoSTM Gen II microdisplay technologies address the market demand for a high-performance display solution with high image fidelity, high-resolution scalability, and high contrast ratios. The company’s website is www.brilliancorp.com.

Corporate Headquarters            1600 N. Desert Drive, Tempe, AZ 85281          Tel 602.389.8888          Fax 602.389.8801          www.brilliancorp.com

Brillian is a registered trademark and LCoS is a trademark of Brillian Corporation. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regardingthe timing of re-commencement of volume production and customer shipments. Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) the ability of our suppliers to provide needed components, (b) changes in markets for the company’s products; (c) changes in the market for customer’s products; (d) the failure of Brillian products to deliver commercially acceptable performance; (e) the ability of Brillian’s management, individually or collectively, to guide the company in a successful manner; and (f) other risks as detailed in Brillian’s Annual Report on Form 10-K.

Corporate Headquarters            1600 N. Desert Drive, Tempe, AZ 85281          Tel 602.389.8888          Fax 602.389.8801          www.brilliancorp.com